Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-8 pertaining to the Gannett Co., Inc. 2015 Omnibus Incentive Compensation Plan of our report dated March 12, 2015, with respect to the combined financial statements and schedule of Gannett Co., Inc. included in its Registration Statement on Form 10 for the years ended December 28, 2014, December 29, 2013, and December 30, 2012, initially filed with the Securities and Exchange Commission on March 12, 2015, as amended by Amendment No. 1 on May 1, 2015, as amended by Amendment No. 2 on May 21, 2015, as amended by Amendment No. 3 on June 9, 2015, and as amended by Amendment No. 4 on June 12, 2015.

/s/ Ernst & Young LLP

McLean, Virginia

July 14, 2015